Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Chris Peracchi (214) 368-2084

FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES

MANAGEMENT CHANGES

DALLAS, TEXAS, April 7, 2016…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced changes to its management team. Effective April 15, 2016, William L. Boeing, EXCO’s current Vice President, General Counsel and Secretary, will resign from EXCO and W. Justin Clarke will be promoted to the position of Vice President, General Counsel and Secretary.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, commented, “We want to thank Lanny Boeing for his service to EXCO over the last ten years. Prior to joining the Company, Lanny worked for 25 years at Haynes and Boone, LLP in Dallas. His guidance and expertise have been invaluable to the Company. He has been both a trusted legal advisor and a skilled commercial leader within our organization, and we wish Lanny success in his future endeavors. We are pleased that Justin Clarke is taking on the role of Vice President, General Counsel and Secretary in accordance with EXCO’s management succession plan. We expect a smooth transition as Justin has had the benefit of working alongside Lanny for nearly fifteen years. We believe the valuable experience and knowledge that Justin contributes to our management team will be crucial to executing our strategic plan.”

Mr. Clarke has served as EXCO’s Assistant General Counsel and Chief Compliance Officer since January 2007. From September 2001 until January 2007, Mr. Clarke served as an associate of Haynes and Boone, LLP.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.